Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our audit report dated March 31, 2026, with respect to the balance sheets of FG Merger II Corp. (n/k/a Boxabl, Inc.) as of December 31, 2025 and 2024, and the related statements of operations, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2025, and the related notes to the financial statements.

Fruci & Associates II, PLLC – PCAOB ID #05525

Spokane, Washington

September 25, 2026